Exhibit 10.8

July 25, 2025

Mary Wright

Dear Mary,

Congratulations on your promotion to VP, Chief Accounting Officer, effective July 28, 2025. The annual salary for this position will be $312,000, and you will continue to be paid on a bi-weekly basis. With this promotion your annual bonus target will remain 35%. Your new position will continue to report to Mike Bourque and your job description and duties will be updated in accordance with your new role and responsibilities.

Your employment with Inogen is and shall continue to be “at-will” and may be terminated at any time with or without cause or notice by either you or Inogen. This letter agreement constitutes the entire agreement between you and Inogen with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between you and Inogen with respect to any related subject matter. This letter agreement will be construed and interpreted in accordance with the laws of the State of Texas (other than its choice-of-law provisions).

Thank you for your contributions!

Sincerely,

/s/ Mike Bourque_____________________________

Mike Bourque

Chief Financial Officer

Received and acknowledged:

/s/ Mary Wright_______________________________

Mary Wright

July 25, 2025_________________________________

DATE

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